Exhibit 99.1

Pyxus International, Inc.	Tel:	(919) 379-4300
6001 Hospitality Court	Fax:	(919) 379-4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports Second Quarter Fiscal 2027 Results

— Q2 Net Income Attributable to Pyxus International, Inc. Increased to $4.1 Million —
— Q2 Adjusted EBITDA of $43.0 Million Reflects Current Crop Shipping Cadence —
— Net Leverage Improved to 5.86x —
— Full-year Outlook on Track; Tightens Adjusted EBITDA Guidance Range to $215 million to $235 million —

Morrisville, N.C. – November 5, 2026 – Pyxus International, Inc. (OTCID: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its second quarter ended September 30, 2026.

Pieter Sikkel, Pyxus' President and Chief Executive Officer, said, "We closed the second quarter and first half of fiscal 2027 well-positioned to execute a heavily weighted second half. Throughout the quarter, we deployed working capital with discipline, aligning crop purchases directly with customer commitments and strengthening our position for second-half execution. Market dynamics extended purchasing timelines, while external factors including widespread global shipping delays, shifted a portion of sales into the back half of the year. Those volumes are included in our second-half shipment plan, and with nearly 95% of our lower-cost processed inventory committed, we are ready to deliver on our full-year priorities.

"Our improved margins and strong ongoing customer demand further support our outlook, and we are tightening our full-year Adjusted EBITDA guidance."
Second Quarter Fiscal 2027 Results
Second quarter sales and other operating revenues decreased to $534.4 million compared to $570.2 million for the prior year’s second quarter. Shipment timing in Asia, along with smaller crops from certain origins within the region contributed to a 15.8% decline in leaf volumes sold during the quarter. In addition, current crop shipments from Africa and South America were delayed due to shipping constraints and the slower cadence of our buying and processing this crop season, and were partially offset by higher carry-over crop sales from Africa.
Sales and other operating revenues for the first half of fiscal 2027 were $972.2 million compared to $1,079.0 million for the same period last year. Shipment timing in North America was the main reason for the decrease of $106.8 million, or 9.9%. Shipment timing from Asia, along with current crop shipment delays from Africa and South America were also contributing factors to the decline in leaf volumes sold, partially offset by higher carry-over crop shipments from Africa.
Gross profit as a percent of sales was 14.8% for the three months ended September 30, 2026 compared to 15.4% for the three months ended September 30, 2025, as improved leaf profitability was offset by lower contributions from processing and other revenues in Africa and South America.
Gross profit as a percent of sales was 14.4% for the first half of fiscal 2027 compared to 14.2% for the same period a year ago. This slight increase was due to margin expansion primarily in Europe.
Operating income for the second quarter was $40.0 million as compared to $46.7 million in the second quarter of fiscal 2026, with the decrease mainly due to the impact of lower gross profit. Net income attributable to Pyxus International, Inc. in the second quarter improved to $4.1 million as compared to a net loss of $0.9 million in the second quarter of the prior fiscal year, largely due to a $9.1 million gain recognized in the current-year period on the sale of our tobacco processing facility in Araranguá, Brazil and favorable income tax expense that benefitted from lower foreign currency volatility.

Operating income for the six months ended September 30, 2026 was $55.6 million as compared to $67.7 million for the same period in the prior year due to lower gross margin over the same comparable period. Net loss attributable to Pyxus International, Inc. in the first half of fiscal year 2027 improved to $3.1 million versus a net loss of $16.7 million in the same period a year ago due to the favorable quarterly impacts, namely an income tax benefit arising from lower foreign currency volatility and the gain on the sale of our tobacco processing facility in Araranguá, Brazil.
Select Balance Sheet and Liquidity Information
The second quarter of our fiscal year typically represents the peak of our working capital requirements as the first half of the fiscal year requires heavy investments in green tobacco purchases at our key sourcing origins in Africa and South America. Total leaf tobacco inventories decreased $71.9 million, or 6.5%, to $1,030.9 million at the end of the second quarter, compared to $1,102.8 million at the same time last year, which was mainly driven by fewer kilos of green tobacco purchased and at lower average costs.
As of September 30, 2026, our cash flow generation continues to improve on a trailing twelve months basis as a result of the slower cadence of purchases made during the current crop season at lower average costs, which purchasing strategy proved effective as it more than offset unfavorable sales timing that resulted in lower cash collections from customers. This disciplined inventory management favorably impacted the Company's net debt amount, which decreased by $13.6 million to $1,250.5 million at September 30, 2026 versus $1,264.1 million at September 30, 2025 primarily as result of reduced borrowings on our foreign seasonal lines of credit in Africa. In addition, we had no outstanding borrowings on our $150.0 million ABL at the end of the current quarter.
At September 30, 2026, uncommitted inventory was $42.4 million, or 5.4%, of the $779.9 million in total processed inventory, compared to $19.5 million, or 2.7%, of total processed inventory of $711.0 million at September 30, 2025. While the percentage of uncommitted inventory remains at a relatively low level and was down from 9.0% at the end of the first quarter of fiscal 2027, the increase from the prior year is due to the impact of large crops from the past two consecutive crop cycles.
The Company's average operating cycle time was 175 days in the second quarter compared to 167 days in the same period last fiscal year. The 8-day increase is primarily from higher carry-over of processed tobacco in Africa.
Fiscal Year 2027 Outlook
The Company is adjusting its fiscal year 2027 outlook by narrowing its guidance range for Adjusted EBITDA to reflect improved visibility into expected operating performance for the second half of the fiscal year. Based on results through the second quarter and current business trends, the Company continues to expect fiscal year 2027 net sales of $2.3 billion to $2.5 billion, and Adjusted EBITDA is now expected to be between $215 million and $235 million, compared to the prior guidance range of $210 million to $240 million.
Financial Results Investor Call
The Company will hold an earnings conference call and webcast on November 5, 2026, at 5 p.m. EST. Investors and analysts interested in participating in the call are invited to dial +1 (646) 769-9200 or (800) 330-6710 and use conference ID 4821223. The webcast can be accessed at http://investors.pyxus.com.
This release, as well as the Company’s second quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2026, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange

Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements, including as a result of the imposition of, and changes to, tariffs and other changes in international trade policies; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory; the impact of increased competition on our earnings; continued high inflation that may adversely affect our profitability and the demand for our leaf tobacco products; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level, our ability to continue to access capital markets to obtain long-term and short-term financing, and our substantial debt which may adversely affect us by limiting future sources of financing, interfering with our ability to pay interest and principal on our indebtedness, and subjecting us to additional risks; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates, including due to volatility and disruption of global credit markets; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; failure by counterparties to derivative transactions to perform their obligations; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks, risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries and impacts of international sanctions on our ability to sell or source tobacco in certain regions; risks and uncertainties related to geopolitical conflicts, including the armed conflicts in the Middle East and disruptions in shipping in that area; risks related to our operations in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; regulations regarding environmental matters that may substantially increase our costs and expose us to potential liability; changing sustainability regulatory requirements and expectations; exposure to product liability claims, regulatory action, and litigation in the event such products are alleged to have caused injury, harm, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for cigarettes and other consumer tobacco products; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; and governmental investigations into our business activities, including, but not limited to, leaf tobacco industry buying and other payment practices. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2027 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.
About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

Condensed Consolidated Statements of Operations Information

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2026	2025	2026	2025
Sales and other operating revenues	$534,420	$570,210	$972,215	$1,079,025
Cost of goods and services sold	455,511	482,421	831,892	925,610
Gross profit	78,909	87,789	140,323	153,415
Gross profit as a percent of sales	14.8%	15.4%	14.4%	14.2%
Selling, general, and administrative expenses	43,001	40,142	$86,936	$80,511
Other income (expense), net	5,487	(879)	4,230	(5,055)
Restructuring and asset impairment charges	1,427	40	1,984	121
Operating income	39,968	46,728	55,633	67,728
Interest expense, net	34,802	37,922	64,644	67,689
Income (loss) before income taxes and other items	5,166	8,806	(9,011)	39
Income tax expense (benefit)	1,510	10,305	(4,206)	15,532
Income (loss) from unconsolidated affiliates, net	378	597	1,800	(672)
Net income (loss)	4,034	(902)	(3,005)	(16,165)
Net (loss) income attributable to noncontrolling interests	(112)	(23)	129	539
Net income (loss) attributable to Pyxus International, Inc.	$4,146	$(879)	$(3,134)	$(16,704)

Earnings (loss) per share:
Basic	$0.16	$(0.03)	$(0.12)	$(0.65)
Diluted	$0.16	$(0.03)	$(0.12)	$(0.65)

Weighted average number of shares outstanding:
Basic	26,094	25,806	26,075	25,739
Diluted	26,182	25,806	26,075	25,739

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2026	September 30, 2025
Assets
Current assets
Cash and cash equivalents	$96,572	$99,237
Restricted cash	4,686	7,211
Trade receivables, net	276,669	195,364
Other receivables	17,016	18,878
Inventories, net	1,070,715	1,135,183
Advances to tobacco suppliers, net	108,968	86,559
Recoverable income taxes	23,042	13,058
Prepaid expenses	51,576	51,577
Other current assets	24,318	19,788
Total current assets	1,673,562	1,626,855
Investments in unconsolidated affiliates	96,552	96,256
Intangible assets, net	22,312	26,274
Deferred income taxes, net	21,518	12,341
Long-term recoverable income taxes	12,224	5,118
Other noncurrent assets	48,313	41,552
Right-of-use assets	33,756	29,573
Property, plant, and equipment, net	139,751	139,015
Total assets	$2,047,988	$1,976,984

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$890,806	$908,037
Accounts payable	127,766	134,157
Advances from customers	115,769	82,346
Accrued expenses and other current liabilities	121,031	109,242
Income taxes payable	22,322	12,425
Operating leases payable	10,192	9,136
Total current liabilities	1,287,886	1,255,343
Long-term taxes payable	4,115	5,823
Long-term debt	456,262	455,311
Deferred income taxes	10,881	8,128
Liability for unrecognized tax benefits	29,013	24,546
Long-term leases	21,477	18,302
Pension, postretirement, and other long-term liabilities	59,871	57,565
Total liabilities	$1,869,505	$1,825,018
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608 for all periods)	$394,456	$393,392
Retained deficit	(228,690)	(256,829)
Accumulated other comprehensive income	6,329	9,318
Total stockholders’ equity of Pyxus International, Inc.	172,095	145,881
Noncontrolling interests	6,388	6,085
Total stockholders’ equity	178,483	151,966
Total liabilities and stockholders’ equity	$2,047,988	$1,976,984

Segment Results

Three Months Ended September 30, 2026 and 2025
	Three Months Ended September 30,
			Change
(in millions, except per kilo amounts)	2026	2025	$	%
Leaf:
Product revenues	$481.3	$511.2	(29.9)	(5.8)
Tobacco costs	386.8	418.3	(31.5)	(7.5)
Transportation, storage, and other period costs	22.3	19.1	3.2	16.8
Total product cost of goods sold	409.1	437.4	(28.3)	(6.5)
Product gross profit	72.2	73.8	(1.6)	(2.2)
Product gross profit as a percent of sales	15.0%	14.4%

Kilos sold	77.0	91.4	(14.4)	(15.8)
Average price per kilo	$6.25	$5.59	0.66	11.8
Average cost per kilo	5.31	4.79	0.52	10.9
Average gross profit per kilo	0.94	0.80	0.14	17.5

Processing and other revenues	$51.1	$55.5	(4.4)	(7.9)
Processing and other costs of services sold	45.7	41.2	4.5	10.9
Processing and other gross profit	5.4	14.3	(8.9)	(62.2)
Processing and other gross profit as a percent of sales	10.6%	25.8%

All Other:
Sales and other operating revenues	$2.0	$3.6	(1.6)	(44.4)
Cost of goods and services sold	0.7	3.9	(3.2)	(82.1)
Gross profit (loss)	1.3	(0.3)	1.6	533.3
Gross profit (loss) as a percent of sales	65.0%	(8.3)%

Segment Results

Six Months Ended September 30, 2026 and 2025
	Six Months Ended September 30,
			Change
(in millions, except per kilo amounts)	2026	2025	$	%
Leaf:
Product revenue	$874.3	$969.4	(95.1)	(9.8)
Tobacco costs	703.7	794.0	(90.3)	(11.4)
Transportation, storage, and other period costs	44.9	44.2	0.7	1.6
Total cost of goods sold	748.6	838.2	(89.6)	(10.7)
Product gross profit	125.7	131.2	(5.5)	(4.2)
Product gross profit as a percent of sales	14.4%	13.5%

Kilos sold	140.5	158.3	(17.8)	(11.2)
Average price per kilo	$6.22	$6.12	0.10	1.6
Average cost per kilo	5.33	5.30	0.03	0.6
Average gross profit per kilo	0.89	0.82	0.07	8.5

Processing and other revenues	$93.9	$105.6	(11.7)	(11.1)
Processing and other revenues costs of services sold	81.9	83.8	(1.9)	(2.3)
Processing and other gross profit	12.0	21.8	(9.8)	(45.0)
Processing and other gross profit as a percent of sales	12.8%	20.6%

All Other:
Sales and other operating revenues	$4.0	$4.0	—	—
Cost of goods and services sold	1.4	3.7	(2.3)	(62.2)
Gross profit	2.6	0.3	2.3	766.7
Gross profit as a percent of sales	65.0%	7.5%

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended			Six Months Ended			Fiscal Year Ended		Last Twelve Months (4)
(in thousands)	September 30, 2026	September 30, 2025	September 30, 2024	September 30, 2026	September 30, 2025	September 30, 2024	March 31, 2026	March 31, 2025	September 30, 2026	September 30, 2025
Net income (loss) attributable to Pyxus International, Inc.	$4,146	$(879)	$(3,227)	$(3,134)	$(16,704)	$1,415	$14,569	$15,166	28,139	$(2,953)
Plus: Interest expense	35,739	39,002	37,180	66,782	69,625	71,655	138,749	133,108	135,906	131,078
Plus: Income tax expense (benefit)	1,510	10,305	8,041	(4,206)	15,532	14,160	30,344	25,053	10,606	26,425
Plus: Depreciation and amortization expense	5,564	5,198	5,065	11,192	10,367	10,192	20,893	20,334	21,718	20,509
EBITDA (1)	46,959	53,626	47,059	70,634	78,820	97,422	204,555	193,661	196,369	175,059
Plus: Reserves (recoveries) for doubtful customer receivables	38	(40)	(35)	(213)	(266)	122	(648)	103	(595)	(285)
Plus: Noncash equity-based compensation	253	256	601	535	493	3,632	1,022	4,110	1,064	971
Less: Other income (expense), net	5,487	(879)	(3,292)	4,230	(5,055)	(5,922)	(18,910)	(16,410)	(9,625)	(15,543)
Plus: Restructuring and asset impairment charges	1,427	40	224	1,984	121	327	2,852	2,259	4,715	2,053
Less: Gain on debt retirement	—	—	6,855	—	—	8,178	—	8,178	—	—
Plus: Other adjustments (2)	(163)	—	6	2,063	(11)	15	(26)	45	2,048	19
Adjusted EBITDA (1)	$43,027	$54,761	$44,292	$70,773	$84,212	$99,262	$226,665	$208,410	$213,226	$193,360

Total debt							$932,889	$849,892	$1,347,068	$1,363,348
Less: Cash and cash equivalents							134,337	78,254	96,572	99,237
Net Debt (1)							$798,552	$771,638	$1,250,496	$1,264,111
Net Debt /Adjusted EBITDA (1)							3.52x	3.70x	5.86x	6.54x

Adjusted EBITDA (1)							$226,665	$208,410	$213,226	$193,360
Interest expense							138,749	133,108	135,906	131,078
Interest coverage							1.63x	1.57x	1.57x	1.48x

Net cash used in operating activities	$(141,999)	$(85,641)	$(28,093)	$(501,707)	$(580,928)	$(280,269)	$(208,451)	$(13,386)	$(129,230)	$(314,045)
Capital expenditures	(7,594)	(5,451)	(4,687)	(11,780)	(9,730)	(9,784)	(22,051)	(23,028)	(24,101)	(22,974)
Collections from beneficial interests in securitized trade receivables (3)	11,309	67,804	69,856	69,849	108,811	101,597	200,684	188,312	161,722	195,526
Adjusted Free Cash Flow (1)	$(138,284)	$(23,288)	$37,076	$(443,638)	$(481,847)	$(188,456)	$(29,818)	$151,898	$8,391	$(141,493)

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. Additionally, the Company's management uses these non-GAAP financial measures as measures of the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Includes other individually insignificant adjustments that are not reflective of the Company's ongoing operations.

(3) Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(4) Items for the twelve months ended September 30, 2026 are derived by adding the items for the six months ended September 30, 2026 as presented in the table and the fiscal year ended March 31, 2026 and subtracting the items for the six months ended September 30, 2025. Items for the twelve months ended September 30, 2025 are derived by adding the items for the six months ended September 30, 2025 as presented in the table and the fiscal year ended March 31, 2025 and subtracting the items for the six months ended September 30, 2024.